UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2005

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and financial conditions

Attached as an exhibit is the Company’s press release regarding

“Flanders Q1 Earnings $0.09 per Share”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:

April 20, 2005

FLANDERS CORPORATION

By:  /s/

Steven K. Clark

Steven K. Clark

Chief Executive Officer

EXHIBIT INDEX

99.1	Press release regarding Flanders Q1 Earnings $0.09 per Share

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Q1 Earnings $0.09 per Share

St. Petersburg, Florida, April 20, 2005 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the first quarter ended March 31, 2005.  Earnings from operations were $2.5 million or $0.09 per share, up 66.7% from $1.5 million, or $0.06 per share for the first quarter ended March 31, 2005.  Revenues for the first quarter were $49.8 million up 10% from $45.4 million for the first quarter 2004.

Steve Clark, President and C.E.O., commented, “We are pleased with our first quarter performance.  We continued to see revenue growth amongst all product lines.  We benefited from controlling operating expenses for the quarter thus enabling us to meet our operating budget for the quarter.  We expect to improve our results going forward”.

Robert Amerson, Chairman of the Board, commented “Our results are a testament to the success of our integration and product expansion.  We also continuing see a tremendous amount of interest in our high-end containment products for government and commercial settings.  We are working on acquiring contracts in this area, and believe that success in this area should have a major impact on our operations.  This is a developing market, and we have a competitive advantage with these customers, given our long experience in what was, historically, a niche specialty manufacturing area.  We are also continuing the process to implement Flanders CSD (Flanders Complete Service Division), which continues our plan of using vertical markets and leveraging our success.  The success of this division should continue to allow us to post record results”.

Conference Call

The Company has scheduled a conference call for Thursday, April 21, 2005 at 11:00 EST.  People wishing to participate in the conference call should dial 1-877-691-0877 ten minutes prior to the call.

Selected Operations Data (all but per share data in Millions)	Q1 2005	Q1 2004
Net sales	$ 49.8	$ 45.4
Gross profit	11.0	10.0
Operating expenses	7.4	8.0
Operating income	3.6	2.0
Earnings before income taxes	3.5	2.0
Net earnings	$ 2.5	$ 1.5
Net earnings per share: Basic	$ 0.09	$ 0.06
Diluted	$ 0.09	$ 0.05
Common shares outstanding: Basic	26.3	26.1
Diluted	27.8	27.0

Selected Balance Sheet Data (in Millions)	3/31/2005	12/31/2004
Working capital	$ 56.3	$ 54.2
Total assets	161.6	159.7
Long-term obligations, including current maturities	25.4	23.1
Total shareholders’ equity	95.7	93.2

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk.  These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome.  These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders' products, the success of retailers and distributors through which Flanders sells its products, Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, the success of Flanders CSD (Flanders Complete Services Division), the ability to continue implementation of vertical integration of our raw material supplies and the  development of increased demand for its high-end products.  Many of these factors are not within Flanders’ control.  These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.